UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201 (Address of principal executive offices) (Zip Code)

(214) 382-3630
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________

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Item 1.02 Termination of a Material Definitive Agreement

Effective October 17, 2005, the Employment Agreement between Lighting Science Group Corporation f/k/a The Phoenix Group Corporation (the “Company”) and Stan T. Waldrop, dated as of October 12, 2004 (the “Agreement”), terminated as a result of Mr. Waldrop’s resignation as the Company’s President, except for Sections 14, 16, 17, 21 and 22, which remain in full force and effect. A brief description of the Agreement is set forth in the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 12, 2005 (the “Registration Statement”). Mr. Waldrop has agreed to provide consulting services to the Company for six months following his resignation on an as-needed basis in exchange for 50,000 shares of the Company’s common stock, $.001 par value per share, which will be issued immediately.

Copies of the press release and Mr. Waldrop’s Resignation and Consulting Agreement are attached hereto at Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective October 17, 2005, Stan T. Waldrop resigned as the Company’s President.

(c) Effective October 17, 2005, the Board of Directors of the Company appointed Ronald E. Lusk, the Company’s Chairman and Chief Executive Officer, as the President of the Company. For information regarding Mr. Lusk, including his age, positions with the Company, term of office and the period during which he has served as such, business experience and transactions with the Company, please see the Registration Statement. Mr. Lusk’s Employment Agreement with the Company, dated as of February 26, 1999, was not amended as a result of the new appointment. A brief description of the material terms of the Employment Agreement is set forth in the Registration Statement. There is no arrangement or understanding between Mr. Lusk and any other persons pursuant to which he was selected as an officer of the Company.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibit 99.1: Press Release dated October 17, 2005.
Exhibit 99.2: Resignation and Consulting Agreement of Stan T. Waldrop, dated October 17, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

By: ____/s/Ronald E. Lusk
Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer
Date: October 17, 2005